CONSENT OF WILLKIE FARR & GALLAGHER LLP
We hereby consent to the reference to our Firm in the Statement of Additional Information of SunAmerica Series Trust under the heading “Independent Registered Public Accounting Firm and Legal Counsel,” included as part of Post-Effective Amendment No. 58 to the Registrant’s Registration Statement on Form N-1A (File No. 33-52742).

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP

New York, New York
January 19, 2012